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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)   MARCH 28, 2001
                                                -------------------------------


                       MOTORCAR PARTS & ACCESSORIES, INC.
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             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
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      NEW YORK                     0-23538                      11-2153962
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  (State or other          (Commission File Number)            (IRS Employer
    jurisdiction                                             Identification No.)
  of incorporation)

2727 MARICOPA STREET, TORRANCE, CALIFORNIA                           90503
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 (Address of principal executive offices)                          (Zip Code)

Registrant's telephone number, including area code     (310) 212-7910
                                                     --------------------------

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(Former name or former address, if changed since last report.)

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                    INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5. OTHER EVENTS.

UNAUDITED FINANCIAL INFORMATION FOR THE THREE AND NINE MONTH PERIODS ENDED DECEMBER 31, 2000.

         Attached to this Form 8-K as Exhibit 99.1 are the Company's unaudited financial statements for the interim period ended December 31, 2000.

SELECTED FINANCIAL DATA

         The following selected financial data has been derived from the Company's unaudited financial statements for the period ended December 31, 2000. This selected financial data should be read in conjunction with the notes that appear elsewhere herein.


Table 1.
                                                                Nine Months        Three Months
                                                                   Ended              Ended
                                                                December 31,       December 31,
                                                                   2000               2000

                                                                (Unaudited)        (Unaudited)
    Net sales                                                         100.0%             100.0%
    Costs of goods sold                                                91.0%              91.1%
                                                               --------------     --------------

    Gross profit                                                        9.0%               8.9%
    Research and development                                            0.3%               0.2%
    Sales and marketing                                                 0.7%               0.7%
    General and administrative                                          6.1%               9.8%
                                                               --------------     --------------
    Operating / income (loss)                                           1.9%              (1.8%)
    Interest expense - net                                              2.4%               2.4%
                                                               --------------     --------------
    Net (loss)                                                         (0.5%)             (4.2%)
                                                               ==============     ==============


MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE RESULTS OF OPERATIONS

         The following discussion includes references to certain operating results during the three and nine month periods ended December 31, 1999. While the Company believes these references are helpful for purposes of understanding the discussion of the Company's operating results, the Company has not included financial statements for the three and nine month periods ended December 31, 1999 in this Form 8-K because the Company has not restated these financial statements to give effect to the change in the Company's method of accounting for inventory or any adjustments that might result from an audit or review of these statements.


FOR THE THREE MONTHS ENDED DECEMBER 31, 2000

         Net sales for the three months ended December 31, 2000 were $38,969,000 a decrease of more than 6% from sales for the third quarter of the prior year. This decrease in net sales was the direct result of the Company eliminating an unprofitable line of domestic business during the second quarter of fiscal 2001.

         Gross profit for the three months ended December 31, 2000 decreased to 8.9% for the three months ended December 31, 2000 as compared to the third quarter of the prior year. While there was some improvement in gross margins associated with the elimination of an unprofitable line, this improvement was more than offset by the establishment of a stock return allowance.

         Under the terms of certain Company agreements with its customers and industry practice, the Company's customers from time to time are allowed stock adjustments when the inventory level of certain product lines exceed their anticipated level of sales to their end-user customers. These adjustments are made by the Company's acceptance into inventory of these customer's overstocks, and they do not come at any specific time during the year and can have a distorting effect on the financial statements. An allowance was set up by analyzing the last three years inventory adjustments and estimating potential stock adjustments in the future.

         Historically, the Company charged a portion of stock adjustment returns against net sales and expensed the balance as cost of goods sold when the returns are made. To refine its method of accounting for stock adjustments, the Company now provides for an allowance to address the anticipated impact of stock adjustments. These adjustments resulted in gross profit and net income decreasing by $898,000 for the nine months ended December 31, 2000, of which $180,000 related to the first quarter of fiscal year 2001. The establishment of a stock adjustment allowance would not have had a significant impact on the prior two fiscal years or the three months ending September 30, 2000. The Company will accrue an additional amount monthly and the costs associated with stock adjustments will be charged against this allowance. This policy will be reviewed quarterly looking back at a rolling 12 months to determine if the monthly accrual should be adjusted.

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FOR THE THREE MONTHS ENDED DECEMBER 31, 2000 (continued)

         Research and development expenses decreased by more than 40% during the three months ended December 31, 2000 compared to the third quarter of the prior year. This decrease was due to a reduction in labor and related expenses as well as a reduction in supplies. This was done as part of the Company's cost cutting efforts.

         Sales and marketing expenses decreased significantly during the three months ended December 31, 2000 compared to the third quarter of the prior year. This decrease was due to a reduction in advertising costs and a reduction in personnel. General and administrative expenses increased significantly over the same comparable periods principally due to increased legal costs for the Securities and Exchange Commission Investigation and an accrual of $1,500,000 for a proposed class action settlement discussed under the caption "Class Action Lawsuit".

         For the three months ended December 31, 2000 interest expense was $957,000. This represents a more than 5% increase over net interest expense for the same three months of the prior year. This increase is attributed to generally higher interest rates, coupled with a 1% interest rate increase charged by the bank in connection with the related amended loan agreement and waivers entered into September 2000.


FOR THE NINE MONTHS ENDED DECEMBER 31, 2000

         Net sales for the nine months ended December 31, 2000 were $124,334,000 a decrease of more than 16% from sales for the first nine months of the prior year. This decrease in net sales was the direct result of the Company eliminating an unprofitable line of domestic business.

         Gross profit for the nine months ended December 31, 2000 improved to 9.0% from lower profit margins realized during the first nine months of the prior year. This improvement is attributed to the Company moving away from an unprofitable line of domestic business plus an increase in manufacturing efficiencies. The improvement in gross profit margins associated with the elimination of an unprofitable product line was partially offset by the establishment of a stock adjustment allowance noted in the preceding discussion.

         Research and development expenses decreased by more than 30% during the nine months ended December 31, 2000 compared to the first nine months of the prior year. This decrease was due to a reduction in labor and related expenses as well as a reduction in expendable tools and supplies. This was done as part of the Company's cost cutting efforts.

         Sales and marketing expenses decreased during the nine months ended December 31, 2000 as compared to the first nine months of the prior year. The decrease resulted principally from a reduction in personnel and a reduction in advertising costs. General and administrative expenses increased significantly over the same comparable periods principally due to increased legal costs for the Securities and Exchange Commission Investigation and an accrual of $1,500,000 for a proposed class action settlement discussed under the caption "Class Action Lawsuit".

         For the nine months ended December 31, 2000, net interest expense was $2,976,000. This represents a more than 10% increase over net interest expense for the first nine months of the prior year. This increase is attributed to generally higher interest rates.

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LIQUIDITY AND CAPITAL RESOURCES

         The Company finances its operations out of cash flow from operations and historically has utilized borrowings under its existing line of credit. Because of the Company's failure to satisfy certain financial covenants, including minimum cash flow levels, or to provide the bank with required financial information, the Company was in default under its credit agreement. In connection with the bank's agreement to waive these defaults September 2000, the Company agreed to reduce the maximum level of borrowings under this line of credit from the original level of $38 million to $33 million by March 31, 2001. This reduction was required to be made generally in monthly increments of $500,000 through March 31, 2001. While the Company has made net payments on its line of credit totaling $4,250,000 over the eleven months through February 2001, the Company requested that the bank waive the requirement that the Company make the permanent reduction in its credit facility of $750,000 (to $33 million) that is due to be made by March 31, 2001. The bank has agreed to waive this requirement in connection with the amendment to the Company's loan agreement discussed below.

         In March 2001, the Company notified the bank that it was in default of several provisions of its credit agreement, including the failure to maintain minimum monthly cash flow levels in December 2000 and January 2001 and to provide the bank with certain required financial information. In light of its projected cash flow needs associated with anticipated revenue growth, the Company requested that the bank waive the requirement that the Company use the $1.2 million tax refund it received in February 2001 to make a permanent reduction in the credit facility and the requirement that it deposit $500,000 in a non-interest bearing account as security for the Company's letter of credit facility. The bank granted these waiver requests in connection with the recently-executed amendment to the Company's bank agreement discussed in the following paragraph.

         In March 2001, the Company and the bank executed a third amendment to the loan agreement to reflect the bank waivers through January 31, 2001 noted in the preceding paragraphs. The terms of this third amendment also included an increase in the effective rate of interest charged by the bank on credit advanced to the Company effective April 1, 2001. Until the escrow account called for as part of the proposed settlement of the class action litigation (discussed below) has been established and fully funded, the interest rate increases from the current rate of prime plus 1% to prime plus 2.5%. Once the escrow account has been established and funded, the interest rate decreases to prime plus 2.25%. The rate decreases to prime plus 2% when the class action lawsuit has been finally settled. If the loan is not paid in full at maturity, the interest rate would increase by an additional 4%.

         As part of the recently-executed third amendment to the Company's loan agreement, the bank also agreed to extend the March 31, 2001 maturity date to May 31, 2001. The bank is considering the Company's request that the maturity date be extended for an additional year. The Company believes that, if an additional extension is granted, the bank may require a significant increase in the interest rate paid by the Company on borrowed funds. Although the Company is investigating other sources of financing with potential lenders, the Company believes that its most recently reported results will make it more difficult to arrange this replacement financing. The failure to successfully negotiate an extension of the maturity date of its current bank loan or arrange replacement financing could have a material adverse impact on the Company.

CLASS ACTION LAWSUIT

         The Company is a defendant in a class action lawsuit pending in the United States District Court, Central District of California. The complaint in the class action alleges that, over a three year period, the Company misstated earnings in violation of securities laws. The complaint seeks damages on behalf of all investors who purchased common stock of the Company from August 1, 1996 to July 30, 1999. The Company's Directors and Officers insurance carrier has also filed a claim against the Company and certain of its officers that seeks to rescind coverage for the claims made against the Company and certain of its officers in the class action lawsuit and the related insurance litigation. The Company, counsel for the class action plaintiffs and counsel for the insurance carrier have entered into a Memorandum of Understanding to settle the class action lawsuit. The terms of the proposed settlement include the payment of $7,500,000 to the plaintiffs in the class action. Of this amount, $6,000,000 would be paid by the Company's directors and officers insurance carrier, and the balance would be paid by the Company. In connection with the payment by the insurance carrier, the Company's directors and officers insurance would be cancelled.

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CLASS ACTION LAWSUIT (continued)

         To finance the Company's portion of the settlement plan, the Company and Mel Marks, the Company's founder and a board member, have entered into the stock purchase agreement that is filed as Exhibit 99.2 to this 8-K. Under the terms of this agreement, Mr. Marks would purchase shares of the Company's common stock, and the total purchase price for this stock would be $1,500,000. The price per share is expected to be $1.00. If the valuation firm that the Company engages to evaluate the fairness of the transaction concludes that this price per share is not fair to the Company's shareholders, from a financial point of view, the price per share will be increased to a price that the valuation firm determines would be fair. For purposes of this determination, the fairness of the transaction will be evaluated as of November 30, 2000, the date that Mr. Marks agreed to provide $1,500,000 to the Company to finance a portion of the class action settlement. In the event the settlement is not complete, this agreement would be rescinded.

         While management is hopeful that the settlement can be finalized, there can be no assurances that the settlement would be approved by the court, such approval being required for settlement to be consummated. In the absence of final resolution of the litigation and in view of the position articulated by the Directors and Officers insurance carrier, continued litigation of the class action lawsuit could have a materially adverse effect on the Company.


PENDING INVESTIGATION BY THE SECURITIES AND EXCHANGE COMMISSION

         On January 20, 2000, the Securities and Exchange Commission issued a formal order of investigation with respect to the Company. In this order, the SEC authorized an investigation into, among other things, the accuracy of the financial information previously filed with the Commission and potential deficiencies in the Company's records and system of internal control. The SEC investigation is proceeding. There can be no assurance with respect to the outcome of the SEC's investigation.


CONSOLIDATION OF OPERATIONS

         Presently, the Company conducts its operations primarily in two facilities located in Torrance, California. One building, housing Executive Offices, Sales Offices, and Final Assembly Operations, consists of approximately 123,000 square feet. The other facility consists of nearly 240,000 square feet of primarily Warehousing, Shipping/Receiving, Engineering and Tear-down and Assembly Operations. The Company is in the process of consolidating all operations into the single larger facility. As a result the Company anticipates the following to happen:

           -    Savings in rent and utilities will be achieved;

           - Efficiencies in production will be realized due to redesigning many current operations, including kitting, remanufacturing and packaging; and

           - The effectiveness of Management will be increased by residing in one facility

         The cost of this consolidation is anticipated to be $750,000 of which $158,000 has been spent as of December 31, 2000. This consolidation is expected to result in annualized savings of nearly $1,000,000, and capacity will be increased through production and design efficiencies. The actual costs and savings could vary significantly from these estimates. The consolidation is scheduled to be completed during the first quarter of fiscal year 2002.

         The Company is also evaluating the costs and benefits associated with its Singapore and Malaysian manufacturing, purchasing and warehousing operations and facilities.

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CUSTOMER CONCENTRATION

         The Company is substantially dependent upon sales to six major customers. During the nine months ended December 31, 2000 sales to these six customers constituted approximately 91% of the Company's total sales. During the same period, sales to the Company's top three customers totaled approximately 76% of the Company's total sales. Any meaningful reduction in the level of sales to any of these customers could have a materially adverse impact upon the Company. In addition, the concentration of the Company's sales has increasingly limited the Company's ability to negotiate favorable prices for its products.


DISCLOSURE REGARDING PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

         This report contains certain forward-looking statements with respect to the future performance of the Company that involve risks and uncertainties. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to: concentration of sales to certain customers, changes in the Company's relationship with any of its customers, the potential for changes in consumer spending, consumer preferences and general economic conditions, increased competition in the automotive parts remanufacturing industry, unforeseen increases in operating costs, the costs associated with and the anticipated savings from the Company's consolidation of facilities and other factors discussed herein and in the Company's other filings with the Securities and Exchange Commission.



ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(C) Exhibits: The following exhibits are filed as part of this report:


        Exhibit 99.1 Interim Financial Information of Motorcar Parts & Accessories at and for the period ended December 31, 2000

        Exhibit 99.2  Stock Purchase Agreement between the Company and Mel Marks





                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      MOTORCAR PARTS & ACCESSORIES, INC.
                                      ----------------------------------
                                               (Registrant)

Date   March 28, 2001                 /s/ ANTHONY SOUZA
----------------------------------    ----------------------------------
                                               (Signature)
                                      Anthony Souza
                                      President

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                                  EXHIBIT INDEX



EXHIBIT NO.           DESCRIPTION

    Exhibit 99.1 Interim Financial Information of Motorcar Parts & Accessories at and for the period ended December 31, 2000


    Exhibit 99.2      Stock Purchase Agreement between the Company and Mel Marks


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